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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 2 )*

                        Diamond Multimedia Systems, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, $.001 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    252714100
                                    ---------
                                 (CUSIP Number)


      *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

      The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                               Page 1 of 38 Pages

CUSIP NO. 252714100                   13G                     PAGE 2 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Summit Ventures II, L.P.



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware limited partnership


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 3 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Summit Ventures III, L.P.



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware limited partnership


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 3 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 4 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Summit Subordinated Debt Fund, L.P.



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware limited partnership


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 4 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 5 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Summit Partners II, L.P.



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware limited partnership


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 5 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 6 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Summit Partners III, L.P.



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware limited partnership


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 6 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 7 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

   Summit Partners SD, L.P.



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware limited partnership


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 7 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 8 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Summit Investors II, L.P.



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Delaware limited partnership


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                               Page 8 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 9 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Stamps, Woodsum & Co. II



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Massachusetts general partnership


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                               Page 9 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 10 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Stamps, Woodsum & Co. III



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    Massachusetts general partnership


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    PN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 11 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    E. Roe Stamps, IV



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                              Page 11 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 12 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Stephen G. Woodsum



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 12 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 13 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Gregory M. Avis



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 13 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 14 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    John A. Genest



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 14 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 15 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Martin J. Mannion



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!




                              Page 15 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 16 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Ernest K. Jacquet



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 16 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 17 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Bruce R. Evans



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States


--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 17 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 18 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Thomas S. Roberts



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 18 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 19 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Walter G. Kortschak



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!



                              Page 19 of 38 Pages

CUSIP NO. 252714100                   13G                   PAGE 20 OF 38 PAGES
--------------------------------------------------------------------------------
 1  NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    Joseph F. Trustey



--------------------------------------------------------------------------------
 2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a) [  ]
                                                                    (b) [  ]


--------------------------------------------------------------------------------
 3  SEC USE ONLY


--------------------------------------------------------------------------------
 4  CITIZENSHIP OR PLACE OF ORGANIZATION

    United States

--------------------------------------------------------------------------------
                 5   SOLE VOTING POWER

                     0 shares
   NUMBER OF
                ----------------------------------------------------------------
    SHARES
                 6   SHARED VOTING POWER
 BENEFICIALLY
                     0 shares
   OWNED BY     ----------------------------------------------------------------
                 7   SOLE DISPOSITIVE POWER
   REPORTING
                     0 shares
    PERSON      ----------------------------------------------------------------
                 8   SHARED DISPOSITIVE POWER
     WITH
                     0 shares

--------------------------------------------------------------------------------
 9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    0 shares


--------------------------------------------------------------------------------
10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*  [  ]


--------------------------------------------------------------------------------
 11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    0%


--------------------------------------------------------------------------------
 12 TYPE OF REPORTING PERSON *

    IN

--------------------------------------------------------------------------------

                      *SEE INSTRUCTIONS BEFORE FILLING OUT!






                              Page 20 of 38 Pages

                                 Schedule 13G


Item 1(a).  Name of Issuer:  Diamond Multimedia Systems, Inc.

Item 1(b). Address of Issuer's Principal Executive Offices: 2880 Junction Avenue, San Jose, CA 95134

Item 2(a). Names of Persons Filing: Summit Ventures II, L.P., Summit Ventures III, L.P., Summit Partners II, L.P., Summit
            Partners III, L.P., Summit Partners SD, L.P., Summit Subordinated Debt Fund, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. II, Stamps, Woodsum & Co. III, and Messrs. E. Roe Stamps, IV, Stephen G. Woodsum, Gregory M. Avis, John A. Genest, Martin J. Mannion, Ernest K. Jacquet, Bruce R. Evans, Thomas S. Roberts, Walter G. Kortschak and Joseph F. Trustey.

            Summit Partners II, L.P. is the sole general partner of Summit Ventures II, L.P. Summit Partners III, L.P. is the sole general partner of Summit Ventures III, L.P. Summit Partners SD, L.P. is the sole general partner of Summit Subordinated Debt Fund, L.P. Stamps, Woodsum & Co. II is the sole general partner of Summit Partners II, L.P. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners III, L.P.. Stamps, Woodsum & Co. III is the sole general partner of Summit Partners SD, L.P.
            Messrs. Stamps, Woodsum, Avis, Genest, Mannion, Jacquet, Evans, Roberts and Kortschak are individual general partners of Stamps, Woodsum & Co. II, Stamps, Woodsum & Co. III and Summit Investors II, L.P. Mr. Trustey is an individual general partner of Summit Partners SD, L.P.

Item 2(b). Address of Principal Business Office or, if None, Residence: The address of the principal business office of Summit Ventures II, L.P., Summit Ventures III, L.P., Summit Partners II, L.P., Summit Partners III, L.P., Summit Investors II, L.P., Stamps, Woodsum & Co. II, Stamps, Woodsum & Co. III, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., and Messrs. Stamps, Woodsum, Mannion, Genest, Jacquet, Evans, Roberts and Trustey is Summit Partners, 600 Atlantic Avenue, Boston, Massachusetts 02210. The address of the principal business office of Messrs. Avis and Kortschak is Summit Partners, 499 Hamilton Avenue, Palo Alto, California 94301.

Item 2(c).  Citizenship:  Each of Summit Ventures II, L.P., Summit
            Ventures III, L.P., Summit Subordinated Debt Fund, L.P., Summit Partners II, L.P., Summit Partners III, L.P., Summit Investors II, L.P., and Summit Partners SD, L.P. is a limited partnership organized under the laws of the State of Delaware. Each of Stamps, Woodsum & Co. II and Stamps, Woodsum & Co. III is a general partnership organized under the laws of the Commonwealth of Massachusetts. Each of Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak, and Trustey is a United States citizen.


                              Page 21 of 38 Pages

Item 2(d). Title of Class of Securities: Common Stock, $.001 par value per share.

Item 2(e).  CUSIP Number:    252714100

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

            (a) [  ]   Broker or Dealer registered under Section 15 of the
                       Securities Exchange Act of 1934 (the "Act").

            (b) [  ]   Bank as defined in Section 3(a)(6) of the Act.

            (c) [  ]   Insurance Company as defined in Section 3(a)(19)
                       of the Act.

            (d) [  ]   Investment Company registered under Section 8 of
                       the Investment Company Act of 1940.

            (e) [  ]   Investment Adviser registered under Section 203
                       of the Investment Advisers Act of 1940.

            (f) [  ]   Employee Benefit Plan, Pension Fund which is subject
                       to the provisions of the Employee Retirement Income
                       Security Act of 1974 or Endowment Fund; see Rule
                       13d-1(b)(1)(ii)(F) of the Act.


            (g) [  ]   Parent Holding Company, in accordance with
                       Rule 13d-1(b)(ii)(G) of the Act.

            (h) [  ]   Group, in accordance with Rule 13d-1(b)(1)(ii)(H) of
                       the Act.

            None

Item 4.     Ownership.

            Not Applicable.

Item 5.     Ownership of Five Percent or Less of a Class.

            [ X ] Each of Summit Ventures II, L.P., Summit Ventures III, L.P., Summit Subordinated Debt Fund, L.P., Summit Investors II, L.P., Summit Partners II, L.P., Summit Partners III, L.P., Summit Partners SD, L.P., Stamps, Woodsum & Co. II, and Stamps, Woodsum & Co. III, (individually an "Entity" and collectively the "Entities") and Messrs. Stamps, Woodsum, Avis, Mannion, Genest, Jacquet, Evans, Roberts, Kortschak and Trustey may be deemed to own beneficially 0 shares of Common Stock as of December 31, 1997, which is 5% or less of the Common Stock of Diamond Multimedia Systems, Inc. based on the 34,435,719

                              Page 22 of 38 Pages
            shares of Common Stock reported to be outstanding at September 30, 1997 in a Quarterly Report on Form 10-Q for Diamond Multimedia Systems, Inc. for the quarter ended September 30, 1997.

Item 6.     Ownership of More than Five Percent on Behalf of Another Person.

            Not Applicable.

Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported on By the Parent Holding Company.

            Not Applicable.

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable. The reporting persons expressly disclaim membership in a "group" as defined in Rule 13d-1(b)(ii)(H).

Item 9.     Notice of Dissolution of Group.

            Not Applicable.

Item 10.    Certification.

            Not Applicable. This statement on Schedule 13G is not filed pursuant to Rule 13d-1(b).



                              Page 23 of 38 Pages

                                  SIGNATURES


    After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct. We also hereby agree to file this statement jointly pursuant to the Agreement listed on Exhibit 1 hereto.

Dated:  February 10, 1998

SUMMIT VENTURES III, L.P.                    SUMMIT INVESTORS II, L.P.

By: Summit Partners III, L.P.                By: /s/ John A. Genest
                                                 ------------------
                                                 General Partner

By: Stamps, Woodsum & Co. III
                                             SUMMIT PARTNERS III, L.P.
    By:            *
        ----------------------
         E. Roe Stamps, IV                   By: Stamps, Woodsum & Co. III
         General Partner
                                                 By:       *
                                                    -----------------
SUMMIT SUBORDINATED DEBT FUND, L.P.                   E. Roe Stamps, IV
                                                      General Partner
By: Summit Partners SD, L.P.
                                             SUMMIT PARTNERS SD, L.P.
By: Stamps, Woodsum & Co. III
                                             By: Stamps, Woodsum & Co. III
    By:            *
        ----------------------
         E. Roe Stamps, IV                       By:       *
         General Partner                             -----------------
                                                      E. Roe Stamps, IV
                                                      General Partner
SUMMIT VENTURES II, L.P.
                                             SUMMIT PARTNERS II, L.P.
By: Summit Partners II, L.P.
                                             By: Stamps, Woodsum & Co. II
By: Stamps, Woodsum & Co. II
                                                 By:       *
    By:       *                                      --------------------
       ----------------------                       E. Roe Stamps, IV
         E. Roe Stamps, IV                          General Partner
         General Partner




                              Page 24 of 38 Pages

STAMPS, WOODSUM & CO. III                    STAMPS, WOODSUM & CO. II

By:         *                                By:           *
   ------------------                           ------------------
    E. Roe Stamps, IV                            E. Roe Stamps, IV
    General Partner                              General Partner
                                                           *
                                                 -----------------
                                                 E. Roe Stamps
                                                           *
                                                 -----------------
                                                 Stephen G. Woodsum
                                                           *
                                                 -----------------
                                                 Martin J. Mannion

                                                 /s/ John A. Genest
                                                 ------------------
                                                 John A. Genest
                                                           *
                                                 -----------------
                                                 Gregory M. Avis
                                                           *
                                                 -----------------
                                                 Ernest K. Jacquet
                                                           *
                                                 -----------------
                                                 Bruce R. Evans
                                                           *
                                                 -----------------
                                                 Walter G. Kortschak
                                                           *
                                                 -----------------
                                                 Thomas S. Roberts
                                                           *
                                                 -----------------
                                                 Joseph F. Trustey

                                                 * By: /s/ John A. Genest
                                                       ------------------
                                                      John A. Genest
                                                      Attorney-in-Fact


* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.



                              Page 25 of 38 Pages

                                                 Exhibit 1

                                  AGREEMENT

    Pursuant to Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13G need be filed with respect to the ownership by each of the undersigned of shares of Common Stock of Diamond Multimedia Systems, Inc.

    This agreement may be executed in any number of counterparts, each of which shall be deemed an original.

    EXECUTED this   10   day of February, 1998.
                  ------

SUMMIT VENTURES III, L.P.                    SUMMIT INVESTORS II, L.P.

By: Summit Partners III, L.P.                By: /s/ John A. Genest
                                                 ------------------
                                                 General Partner

By: Stamps, Woodsum & Co. III
                                             SUMMIT PARTNERS III, L.P.
    By:            *
        ----------------------
         E. Roe Stamps, IV                   By: Stamps, Woodsum & Co. III
         General Partner
                                                 By:       *
                                                    -----------------
SUMMIT SUBORDINATED DEBT FUND, L.P.                   E. Roe Stamps, IV
                                                      General Partner
By: Summit Partners SD, L.P.
                                             SUMMIT PARTNERS SD, L.P.
By: Stamps, Woodsum & Co. III
                                             By: Stamps, Woodsum & Co. III
    By:            *
        ----------------------
         E. Roe Stamps, IV                       By:       *
         General Partner                             -----------------
                                                      E. Roe Stamps, IV
                                                      General Partner
SUMMIT VENTURES II, L.P.
                                             SUMMIT PARTNERS II, L.P.
By: Summit Partners II, L.P.
                                             By: Stamps, Woodsum & Co. II
By: Stamps, Woodsum & Co. II
                                                 By:       *
    By:       *                                      --------------------
       ----------------------                       E. Roe Stamps, IV
         E. Roe Stamps, IV                          General Partner
         General Partner



                              Page 26 of 38 Pages

STAMPS, WOODSUM & CO. III                    STAMPS, WOODSUM & CO. II

By:        *                                 By:           *
   ------------------                           ------------------
    E. Roe Stamps, IV                            E. Roe Stamps, IV
    General Partner                              General Partner
                                                           *
                                                 -----------------
                                                 E. Roe Stamps
                                                           *
                                                 -----------------
                                                 Stephen G. Woodsum
                                                           *
                                                 -----------------
                                                 Martin J. Mannion

                                                 /s/ John A. Genest
                                                 ------------------
                                                 John A. Genest
                                                           *
                                                 -----------------
                                                 Gregory M. Avis
                                                           *
                                                 -----------------
                                                 Ernest K. Jacquet
                                                           *
                                                 -----------------
                                                 Bruce R. Evans
                                                           *
                                                 -----------------
                                                 Walter G. Kortschak
                                                           *
                                                 -----------------
                                                 Thomas S. Roberts
                                                           *
                                                 -----------------
                                                 Joseph F. Trustey

                                                 * By: /s/ John A. Genest
                                                       ------------------
                                                      John A. Genest
                                                      Attorney-in-Fact


* Pursuant to Powers of Attorney on file with the Commission, which Powers of Attorney are incorporated herein by reference. Copies of such Powers of Attorney are attached hereto as Exhibit 2.


                              Page 27 of 38 Pages

                                                                       Exhibit 2

                              POWER OF ATTORNEY


      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints each and any of E. Roe Stamps, IV, Stephen
G. Woodsum and John A. Genest his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all instruments, certificates and documents required to be executed on behalf of himself individually or on behalf of each or any of Summit Ventures, L.P., Summit Partners, L.P., Stamps, Woodsum & Co., Summit Partners' Holdings, L.P., Summit Ventures II, L.P., Summit Partners II, L.P., Stamps, Woodsum & Co. II, SV Eurofund C.V., SV International, L.P., Stamps, Woodsum International & Co., Summit Investors, L.P., Summit Investors II, L.P., Summit Investors III, L.P., Summit Ventures III, L.P., Summit Partners III, L.P., Stamps, Woodsum & Co. III, Summit Ventures IV, L.P., Summit Partners IV, L.P., Stamps, Woodsum & Co., IV, Summit Subordinated Debt Fund, L.P., Summit Partners SD, L.P., SW Management Corp., Summit Management Co., Summit Subordinated Debt Fund II, L.P., and Summit Partners SD II, LLC, pursuant to sections 13 and 16 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any and all regulations promulgated thereunder, and to file the same, with all exhibits thereto, and any other documents in connection therewith, with the Securities and Exchange Commission, and with any other entity when and if such is mandated by the Exchange Act or by the By-laws of the National Association of Securities Dealers, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as she might or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.




                              Page 28 of 38 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  E. Roe Stamps, IV
                                        -------------------
                                         E. Roe Stamps, IV

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came E. Roe Stamps, IV, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                        --------------------
                                         Notary Public


                                    My Commission expires:  October 20, 2000
                                                            ----------------





                              Page 29 of 38 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Stephen G. Woodsum
                                        -------------------
                                         Stephen G. Woodsum

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                        --------------------
                                         Notary Public


                                    My Commission expires:  October 20, 2000
                                                            ----------------

                              Page 30 of 38 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Martin J. Mannion
                                        -------------------
                                         Martin J. Mannion

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came Martin J. Mannion, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                        --------------------
                                         Notary Public


                                    My Commission expires:  October 20, 2000
                                                            ----------------


                              Page 31 of 38 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  John A. Genest
                                        -------------------
                                         John A. Genest

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came John A. Genest, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                        --------------------
                                         Notary Public


                                    My Commission expires:  October 20, 2000
                                                            ----------------


                              Page 32 of 38 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Gregory M. Avis
                                        -------------------
                                         Gregory M. Avis

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came Stephen G. Woodsum, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Katherine C. Ely
                                        --------------------
                                         Notary Public


                                    My Commission expires:  May 28, 2000
                                                            ----------------


                              Page 33 of 38 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Ernest K. Jacquet
                                        -------------------
                                         Ernest K. Jacquet

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came Ernest K. Jacquet, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                        --------------------
                                         Notary Public


                                    My Commission expires:  October 20, 2000
                                                            ----------------


                              Page 34 of 38 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Thomas S. Roberts
                                        -------------------
                                         Thomas S. Roberts

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came Thomas S. Roberts, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                        --------------------
                                         Notary Public


                                    My Commission expires:  October 20, 2000
                                                            ----------------


                              Page 35 of 38 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Bruce R. Evans
                                        -------------------
                                         Bruce R. Evans

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came Bruce R. Evans, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                        --------------------
                                         Notary Public


                                    My Commission expires:  October 20, 2000
                                                            ----------------


                              Page 36 of 38 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Walter G. Kortschak
                                        -------------------
                                         Walter G. Kortschak

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came Walter G. Kortschak, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Katherine C. Ely
                                        --------------------
                                         Notary Public


                                    My Commission expires:  May 28, 2000
                                                            ----------------


                              Page 37 of 38 Pages

      IN WITNESS WHEREOF, this Power of Attorney has been signed as of the 10th day of February, 1997.


                                    /s/  Joseph F. Trustey
                                        -------------------
                                         Joseph F. Trustey

Commonwealth of Massachusetts )
                              ) ss:
County of Suffolk             )

      On this 10th day of February, 1997, before me personally came Joseph F. Trustey, known to me to be the person described and who executed the foregoing instrument that he acknowledged that he executed the same.

[Notary Seal]
                                    /s/  Cynthia R. Freidman
                                        --------------------
                                         Notary Public


                                    My Commission expires:  October 20, 2000
                                                            ----------------


                              Page 38 of 38 Pages